UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 30, 2008
Scripps Networks Interactive, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-34004	61-1551890

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

312 Walnut Street Cincinnati, Ohio	45202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 824-3200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SCRIPPS NETWORKS INTERACTIVE, INC.

Item 1.01.	Entry into a Material Definitive Agreement
On July 1, 2008, Scripps Networks Interactive, Inc. (the “Company”) began operations as a separate publicly traded company upon the successful completion of its separation from The E. W. Scripps Company (“Scripps”). The separation was completed through the distribution of all shares of the Company to Scripps shareholders. All Scripps shareholders of record (as of June 16) received one share of the Company’s stock for each share of stock they own in Scripps.
The Company’s press release announcing the completion of the distribution is filed as Exhibit 99.1.
In connection with the separation, the following agreements between the Company and Scripps became effective:
•	Transition Services Agreement (filed as exhibit 10.11)

•	Employee Matters Agreement (filed as exhibit 10.12)

•	Tax Allocation Agreement (filed as exhibit 10.13)
On June 30, 2008, the Company entered into a new Revolving Credit Facility Agreement as discussed in Item 2.03 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant
On June 30, 2008 we entered into a Five-Year Competitive Advance and Revolving Credit Facility Agreement (the “Revolver”) that permits $550 million in aggregate borrowings and expires in June 2013.
Borrowings under the Revolver are available on a committed revolving credit basis at our choice of three short-term rates or through an auction procedure at the time of each borrowing. The agreement includes certain affirmative and negative covenants, including maintenance of a minimum leverage ratio.
On June 30, 2008, in connection with the distribution described under Item 1.01, the Company borrowed $325 million under the Revolver for the cash distribution paid to Scripps, the Company’s parent company prior to the distribution.
A copy of the Revolver is filed as Exhibit 10.20.

Item 9.01.	Financial Statements and Exhibits
     (c) Exhibits

Exhibit Number	Description of Item

10.11	Transition Services Agreement

10.12	Employee Matters Agreement

10.13	Tax Allocation Agreement

10.20	Five-Year Competitive Advance and Revolving Credit Facility Agreement

99.1	Press release dated July 1, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

BY:	/s/ Joseph G. NeCastro

Joseph G. NeCastro
Executive Vice President and Chief Financial Officer
Dated: July 7, 2008

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